STRATEGIC ACCELERATED REDEMPTION SECURITIES®	Filed Pursuant to Rule 433 Registration No. 333-234425-01
Strategic Accelerated Redemption Securities® Linked to a Basket of Sector Indices
Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately one year, if not called on the first or second Observation Dates
Market Measure
An approximately equally weighted sector index basket comprised of Financials Select Sector Index (Bloomberg symbol: “IXM”), Industrial Select Sector Index (Bloomberg symbol: “IXI”) and Health Care Select Sector Index (Bloomberg symbol: “IXV”). Each Basket Component is a price return index.

Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is greater than or equal to the Starting Value
Observation Level	The value of the Market Measure, which will be the sum of the products of the closing level of each Basket Component on any Observation Date
Observation Dates	Approximately six, nine and twelve months after the pricing date
Call Amounts
In the event of an automatic call, the amount payable per unit will be:
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[$10.56250 to $10.61250] if called on the first Observation Date
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[$10.84375 to $10.91875] if called on the second Observation Date
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[$11.12500 to $11.22500] if called on the final Observation Date; each to be determined on the pricing date

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Threshold Value	100% of the Starting Value
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105720000539/bac-x3i4y3zedgwazc3o_3117.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
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If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
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Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
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Changes in the levels of the Basket Components may offset each other.
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Your investment return is limited to the applicable Call Premium and may be less than a comparable short position in the Market Measure or the stocks included in the Market Measure.
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The initial estimated value of the notes on the pricing date will be less than their public offering price.
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If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
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You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
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The stocks included in each Basket Component are concentrated in one sector.
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Adverse conditions in the financial sector may reduce your return on the notes.
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Adverse conditions in the industrial sector may reduce your return on the notes.
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Adverse conditions in the health care sector may reduce your return on the notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance’s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.